EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated January 17, 2019, with respect to the statements of condition including the related portfolios of All Cap Core Strategy 2019-1; Large Cap Core Strategy 2019-1; Mid Cap Core Strategy 2019-1; Small Cap Core Strategy 2019-1; S&P PowerPicks Portfolio 2019-1; Dividend Income Leaders Strategy Portfolio 2019-1 and Large Cap Value Strategy 2019-1 (included in Invesco Unit Trusts, Series 1937) as of January 17, 2019, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-228542) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
January 17, 2019